WWI RESOURCES LTD.

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DWM PETROLEUM AG

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MANAS ADRIATIC GMBH

SHARE PURCHASE AGREEMENT

February 12, 2010

TABLE OF CONTENTS

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of February 12, 2010.

BETWEEN:

WWI RESOURCES LTD., a corporation existing under the laws of the Province of British Columbia, with an office at Suite 3123, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia V7X 1J1

(hereinafter referred to as "**WWI**")

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DWM PETROLEUM AG, a corporation existing under the laws of Switzerland, with an office at Bahnhofstrasse 9, 6341 Baar, Switzerland

(hereinafter referred to as the "**Seller**")

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MANAS ADRIATIC GMBH, a corporation existing under the laws of Switzerland, with an office at Bahnhofstrasse 9, 6341 Baar, Switzerland

(hereinafter referred to as "**Manas**")

WHEREAS the Seller is the legal and beneficial owner of all of the Manas Shares (as hereinafter defined);

AND WHEREAS WWI and the Seller have entered into the LOI as hereinafter defined) pursuant to which the Seller agreed to sell the Manas Shares to WWI;

AND WHEREAS the Seller and WWI desire to terminate the LOI and enter into this Agreement in respect of the sale by the Seller and the purchase by WWI of the Manas Shares (the "**Transaction**")

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

"**2P Reserves**" means Proved Reserves plus Probable Reserves of oil and natural gas;

"Affiliate" means, in respect of any Person, another Person if:

(a) one of them is the subsidiary of the other; or

(b) each of them is Controlled by the same Person;

"Agreement" means this Share Purchase Agreement between WWI, the Seller and Manas;

"Applicable Laws" or **"Laws"** means any applicable laws including supranational, national, federal, provincial, territorial, state, municipal and local civil, commercial, banking, securities, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Body;

"BCBCA" means the Business Corporations Act (British Columbia);

"BOEs" means barrels of oil equivalent;

"Books and Records" means all technical, financial, accounting, business, tax and employee information, records and files, in any form whatsoever (including in written, printed or electronic form) of Manas, including regulatory filings and returns, books of account and related original source documentation, actuarial, tax and accounting information, geological, reserve, resource and other oil and gas data, reports, files, lists, drawings, plans, logs, briefs, computer program documentation, employee data and records, deeds, certificates, contracts, surveys, title and legal opinions, records of payment, asset documentation, written employment manuals and employment policies;

"Business Day" means any day on which commercial banks are open for business in each of Vancouver, British Columbia and Baar, Switzerland other than a Saturday, a Sunday or a statutory holiday under Applicable Laws;

"Closing" means the completion of the Transaction;

"COGE Handbook" means the "Canadian Oil and Gas Evaluation Handbook" prepared jointly by the The Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society), as amended from time to time;

"Control" means, when applied to a relationship between two Persons, that a Person (the **"first Person"**) is considered to control another Person (the **"second Person"**) if:

(a) the first Person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation;

(b) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership; or

(c) the second Person is a limited partnership and the general partner of the limited partnership is the first Person;

"**Closing Date**" means the date of Closing of the Transaction, which shall be not later than the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article 6 hereof, or such other date as the parties may agree in writing, provided that, in each case, all of the conditions set forth in Article 6 hereof shall have been satisfied or waived on or by the Closing Date;

"**Closing Opinion**" means with respect to any party hereto, an opinion of applicable counsel to such party in the jurisdiction of its incorporation or formation as to the incorporation or formation, existence and capacity of such party, its authorization, execution and delivery of this Agreement and any other Transaction Document to which it is a party and as to such other matters as the recipient(s) of such opinion may reasonably request and which are customarily addressed in opinions delivered on completion of transactions of the nature contemplated herein;

"**Closing Time**" means 10:00 a.m. (Vancouver time) on the Closing Date or such other time on the Closing Date as the parties may agree;

"**Environmental Laws**" means any Applicable Law, ordinance, code, rule, or other official requirement of any Governmental Body regulating or imposing liability or standards of conduct concerning (i) the environment, or emissions, discharges, releases or threatened releases into the environment, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste, waste water, pollutants, contaminants, chemicals or any Hazardous Substance, or (iii) the reclamation or remediation of disturbed land;

"**Equity Financing**" means an equity financing by WWI to raise gross proceeds of $25,000,000 through the issuance of 100,000,000 Units at a price of $0.25 per Unit;

"**Existing WWI Stock Options**" means the 5,050,000 stock options of WWI which are currently outstanding, of which 1,100,000 stock options entitle the holders to purchase 1,100,000 WWI Shares at a price of $0.15 per share until November 29, 2011, 700,000 stock options entitle the holders to purchase 700,000 WWI Shares at a price of $0.30 per share until November 29, 2011, 2,250,000 stock options entitle the holders to purchase 2,250,000 WWI Shares at a price of $0.15 per share until April 4, 2013 and 1,000,000 stock options entitle the holders to purchase 1,000,000 WWI Shares at a price of $0.15 per share until January 8, 2019, all of which are TSXV compliant;

"**Existing WWI Warrants**" means the 15,000,000 share purchase warrants of WWI which are currently outstanding, which entitle the holders to purchase 15,000,000 WWI Shares at a price of $0.26 per share until January 18, 2013 , all of which are TSXV compliant;

"**Filing Statement**" means a filing statement (as defined in the TSX Venture Exchange Corporate Finance Manual) or similar public disclosure document of WWI in respect of the Transaction prepared in accordance with the requirements of the TSXV and filed with Canadian securities regulatory authorities in accordance with Applicable Laws;

"**Financial Statements**" means the audited consolidated financial statements of WWI for the year ended December 31, 2008 and the unaudited interim consolidated financial statements of WWI for the nine month period ended September 30, 2009, each as filed with Canadian securities regulatory authorities;

"**Governmental Approvals**" means any authorization, consent, approval, licence, ruling, permit, concession, certification, exemption, filing, variance, order, judgment, decree, publication, notice to, declaration of or with or registration by or with any Governmental Body;

"Governmental Body" means any national, state, regional, municipal or local government, governmental department, commission, board, bureau, agency, authority or instrumentality, or any Person exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, including securities commissions, stock exchanges, boards, bureaux, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing;

"Governmental Licenses" has the meaning ascribed thereto in section 3.1;

"Hazardous Substance" means any pollutant, contaminant or waste of any nature, hazardous substance, hazardous material, toxic substance or dangerous substance as defined, judicially interpreted or identified in or for the purposes of any Environmental Laws;

"Interim Period" means the period between the close of business in Vancouver, British Columbia on the date of this Agreement and the earlier of the Closing Time and the date upon which this Agreement is terminated in accordance with Article 7;

"knowledge", with respect to any party to this Agreement, means knowledge of any officer or director of such party after due inquiry, and for greater certainty, where a representation or warranty refers to the knowledge of more than one party, each such party is giving such representation and warranty to its own knowledge only and knowledge of one such party shall not be imputed to any other such party;

"Licenses" means the licenses described in Schedule A hereto;

"Liens" means any hypothecs, mortgages, liens, charges, security interests, encumbrances and adverse claims of any kind whatsoever;

"LOI" means the letter of intent dated November 19, 2009 between WWI and the Seller in respect of the Transaction;

"Manas Governing Documents" means the certificate and articles of incorporation (or equivalent constitutional documents) of Manas, as amended, and the by-laws of Manas, where applicable and as amended;

"Manas Personnel Obligations" means any obligations or liabilities of Manas to pay any amount to its officers, directors, employees and consultants, other than for salary, bonuses under existing bonus arrangements and directors' fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and, without limiting the generality of the foregoing, Manas Personnel Obligations shall include the obligations of Manas to its directors, officers, employees and consultants for payments on or in connection with any change of Control of Manas pursuant to any change of Control agreements, policies or arrangements, including any payments disclosed in the Seller's Disclosure Letter;

"Manas Shares" means the 100 shares in the capital of Manas, representing 100% of the issued and outstanding securities of Manas;

"Material Adverse Effect" means, in respect of any Person or group of Persons, any change, effect, event, development, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, liabilities (including contingent liabilities), rights (contractual or otherwise), obligations (whether absolute, accrued, conditional or otherwise),

capital, properties, assets or financial condition of that Person or group of Persons or that would materially impair, in the case of a party to this Agreement, the ability of such party to perform its obligations under this Agreement in any material respect;

"material fact" has the meaning ascribed thereto in the Securities Act;

"Most Recent Balance Sheet" means, the unaudited interim balance sheet of WWI as at September 30, 2009 forming part of the Financial Statements;

"New Board" has the meaning ascribed thereto in section 6.1(d);

"New Management" has the meaning ascribed thereto in section 6.3(c);

"NI 51-101" means National Instrument 51-101, as amended from time to time;

"Outside Date" means February 28, 2010 or such other date as may be agreed in writing between the parties;

"party" means, unless the context otherwise requires, a party to this Agreement;

"Person" includes any individual, firm, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or other entity however designated or constituted;

"Probable Reserves" has the meaning given in the COGE Handbook;

"Proceedings" has the meaning ascribed thereto in section 3.1(p);

"Proved Reserves" has the meaning given in the COGE Handbook;

"Securities Act" means the *Securities Act* (British Columbia), as now in effect and as it may be amended from time to time prior to the Closing Date;

"Seller's Disclosure Letter" means the confidential letter dated as of the date hereof and delivered by the Seller and Manas to WWI concurrently with the execution and delivery of this Agreement and signed by the Seller, Manas and WWI;

"Shareholder Approval" means the approval of the Transaction by written consent of WWI Shareholders holding at least 50% of the WWI Shares plus one WWI Share pursuant to the provisions of section 4.3 of the TSXV Policy 5.2 titled "Changes of Business and Reverse Takeovers";

"Share Transfer Opinion" means, with respect to the sale and transfer of the Manas Shares to WWI as contemplated herein, an opinion of applicable counsel to Manas confirming (i) the satisfaction of all requirements under Applicable Law to duly transfer to and register such shares in the name of WWI free and clear of any Liens; (ii) the payment of any exigible stamp, transfer or similar tax or charge with respect to such transfer and registration; (iii) WWI is the legal and beneficial owner of the Manas Shares; and (iv) the addressing of such other matters concerning the Manas Shares, and Manas as are customarily addressed in opinions delivered on the completion of transactions of the nature contemplated herein;

"subsidiary" means a Person that is Controlled by another Person and includes a subsidiary of that Person;

"Tax Act" means the Income Tax Act (Canada) and regulations made thereunder, as now in effect and as they may be amended from time to time prior to the Closing Date;

"Tax Returns" means all returns, schedules, elections, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

"Taxes" means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Body or authority, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, severance, social security, workers' compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

"Tax Warranty Expiry Time" has the meaning ascribed thereto in section 3.4(b);

"Transaction" has the meaning ascribed thereto in the preamble hereto;

"Transaction Documents" means this Agreement and all agreements and instruments entered into or to be entered into pursuant to or relating to the Transaction;

"TSXV" means the TSX Venture Exchange;

"Unit" means a unit of WWI consisting of one WWI Share and one WWI Warrant;

"Voting Trust Agreement" means an agreement under which WWI Shareholders other then the Seller holding at least 60,115,734 WWI Shares grant to the Seller the right to vote those shares for a period of 28 days after the Closing Date;

"WWI" means WWI Resources Ltd., a company incorporated under the laws of the Province of British Columbia;

"WWI Board of Directors" means the board of directors of WWI;

"WWI Disclosure Letter" means the confidential letter dated as of the date hereof and delivered by WWI to the Seller and Manas concurrently with the execution and delivery of this Agreement and signed by WWI, the Seller and Manas;

"WWI Governing Documents" means the articles and notice of articles of WWI;

"WWI Personnel Obligations" means any obligations or liabilities of WWI to pay any amount to its officers, directors, employees and consultants, other than for salary, bonuses under its existing bonus arrangements and directors' fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this

Agreement or arising in the ordinary and usual course of business and, without limiting the generality of the foregoing, WWI Personnel Obligations shall include the obligations of WWI to its directors, officers, employees and consultants for payments on or in connection with any change of Control of WWI pursuant to any change of Control agreements, policies or arrangements, including any payments disclosed in the WWI Disclosure Letter;

"WWI Public Disclosure" means, collectively, all public disclosure documents filed as of the date hereof by WWI under applicable securities laws and stock exchange rules;

"WWI Shareholder" means a beneficial owner of WWI Shares;

"WWI Shares" means the common shares in the capital of WWI;

"WWI Stock Option Plan" means the stock option plan of WWI currently in effect;

"WWI Warrant" means a share purchase warrant of WWI comprising part of the Units, each warrant entitling the holder to purchase one WWI Share at a price of $0.45 per share for a period of five years from closing of the Equity Financing;

1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this Agreement. Unless the context otherwise requires, the terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Schedules and Appendices hereto) and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Currency

References to "$" herein are to lawful money of Canada.

1.4 Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5 Statutory References

Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6 Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Schedules

The following Schedules to this Agreement are an integral part of this Agreement:

Schedule A: Description of the Licenses

ARTICLE 2
THE TRANSACTION AND RELATED TRANSACTIONS

2.1 Termination of LOI and Purchase and Sale of Manas Shares

The LOI is hereby terminated and superseded and replaced by this Agreement. On the basis of the representations and warranties herein contained and subject to the terms and conditions of this Agreement, at the Closing Time on the Closing Date, WWI will purchase from the Seller and the Seller will sell to WWI all right, title and interest in and to the Manas Shares free and clear of all Liens.

2.2 Purchase Price and Payment

(a) Subject to the terms and conditions of this Agreement, the consideration to be paid by WWI to the Seller for the Manas Shares will be:

(i) the sum of $2,000,000 payable on the Closing Date; and

(ii) 100,000,000 WWI Shares issuable on the Closing Date.

2.3 Additional Consideration

(a) WWI will advance $3,000,000 to Manas, less any amounts advanced to Manas since the date of the LOI, for working capital purposes on execution of this Agreement and will, following Closing, issue up to an additional 150,000,000 WWI Shares to the Seller as follows:

(i) 100,000,000 WWI Shares on the earlier of completion of the first well on the Licenses by Manas and the date that is sixteen months from the Closing Date;

(ii) 25,000,000 WWI Shares if, on or before the expiration of ten years from the Closing Date, Manas is in receipt of a report prepared pursuant to NI 51-101 confirming that the Licenses have 2P reserves of not less than 50,000,000 BOEs; and

(iii) if, on or before the expiration of ten years from the Closing Date, Manas is in receipt of a report prepared pursuant to NI 51-101 confirming that the Licenses have 2P reserves in excess of 50,000,000 BOEs, for each 50,000,000 BOEs over and above 50,000,000 BOEs, WWI will issue 500,000 WWI Shares to the Seller to a maximum of 25,000,000 WWI Shares.

2.4 Resale Restrictions

The WWI Shares issuable to the Seller pursuant to sections 2.2 and 2.3 of this Agreement will be subject to a four month hold period commencing on the Closing Date under Applicable Laws in Canada, such escrow restrictions as may be imposed by the TSXV and resale restrictions under Applicable Laws in the United States.

2.5 Filing Statement and Related Documents

(a) If required by the TSXV, WWI shall prepare and complete the Filing Statement in connection with the Transaction and WWI shall cause the Filing Statement to be filed as required by the rules of the TSXV or other Applicable Laws.

(b) The Seller and Manas covenant to provide to WWI a report on the Licenses prepared in accordance with the provisions of NI 51-101 and financial statements for inclusion in the Filing Statement that comply with the policies of the TSXV.

(c) The Seller and Manas covenant to furnish to WWI, on a timely basis, all information requested by WWI that may be required under Applicable Laws to be contained in the Filing Statement or any amendment thereto relating to the Seller, Manas and the Licenses, and the Seller covenants that all such information (including any information referred to therein or incorporated therein by reference) will be complete in all material respects as at the date thereof and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

(d) WWI covenants to furnish to Manas, on a timely basis, all information requested by Manas that may be required for any filing by Manas under Applicable Laws and WWI covenants that such information (including any information referred to therein or incorporated by reference) will be complete in all material respect as at the date thereof and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

(e) Each of WWI, Manas and the Seller shall promptly notify each other if at any time before the Closing Time it becomes aware that the Filing Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to such Filing Statement, and the parties shall co-operate in the preparation of such amendment or supplement as required.

2.6 Preparation of Filings

(a) WWI, Manas and the Seller shall cooperate in:

(i) the preparation of any documents reasonably deemed by the Seller, Manas or WWI to be necessary to discharge their respective obligations under Applicable Laws in connection with the Transaction and all other matters contemplated by this Agreement; and

(ii) the taking of all such action as may be required under Applicable Laws in connection with the Transaction and all other matters contemplated by this Agreement.

(b) Each of the parties shall furnish to the other party, on a timely basis, all information as may be required to effectuate the foregoing actions, and each covenants that, to its

knowledge, no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the actions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the other or any third party that is not an Affiliate of one of the parties).

(c) Each of WWI, Manas and the Seller shall promptly notify each other if at any time before the Closing Time it becomes aware that an application for any order, registration, consent, ruling, exemption, no-action letter or approval in connection with the Transaction or this Agreement, or any other filing under Applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to such application or filing, and the parties shall co-operate in the preparation of such amendment or supplement as required.

2.7 Shareholder Approval

(a) WWI shall use its commercially reasonable efforts to obtain Shareholder Approval prior to the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Seller and Manas

Subject to the disclosure in the Seller's Disclosure Letter, the Seller and Manas hereby jointly and severally represent and warrant to WWI as follows and acknowledge that WWI is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a) Organization of Manas, etc. Manas is a corporation duly incorporated and validly subsisting under the Applicable Laws of its jurisdiction of incorporation. Manas has the requisite corporate power and authority, and holds all material licenses and permits required for it, to own or lease its property and assets and to carry on its business as currently conducted by it. Manas is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect in respect of Manas.

(b) No Violation or Rights of Termination or Acceleration. The execution and delivery of this Agreement by the Seller and Manas does not, and the consummation of the transactions contemplated hereby and the performance of this Agreement by the Seller and Manas will not:

(i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the articles or by-laws (or equivalent organizational documents) of the Seller or Manas;

(ii) constitute a default or violation by the Seller or Manas under any Applicable Laws to which either of them is subject or by which either of them is bound; or

(iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or create, give rise to or change any rights or obligations of any Person under, or result in the creation of a Lien on any property or asset of Manas pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Manas is a party or by which it or any of its respective property or assets is bound;

except, with respect to clauses (ii) and (iii), for any such events or occurrences that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Manas or materially impair the ability of the Seller and Manas to perform their respective obligations hereunder or to complete the transactions contemplated hereby.

(c) Consents and Approvals. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Body is required to be obtained or made by or with respect to the Seller and Manas in connection with the execution, delivery and performance of this Agreement or the completion of the transactions contemplated hereby, other than those which if not obtained, could not individually or in the aggregate be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Manas, or materially impair the ability of the Seller or Manas to perform their respective obligations hereunder or to complete the transactions contemplated hereby.

(d) Capacity. The Seller is a corporation duly incorporated pursuant to the laws of its jurisdiction of incorporation and has the requisite corporate power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller and the completion of the transactions contemplated hereby by it have been duly authorized by its board of directors and no other corporate proceedings or other proceedings of any nature whatsoever on its part are necessary to authorize the execution, delivery and performance of this Agreement or the completion of the transactions contemplated hereby.

(e) Binding Agreements. This Agreement has been duly executed and delivered by the Seller and Manas and constitutes a legal, valid and binding obligation of each of the Seller and Manas, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency and other Applicable Laws affecting creditors' rights generally and to general principles of equity.

(f) Outstanding Securities of Manas. The Seller is the legal and beneficial owner of the Manas Shares free and clear of all Liens. There are no outstanding agreements, options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any of the Manas Shares from the Seller. There are no agreements, warrants, rights of conversion or other rights pursuant to which Manas is or may become obligated to issue any shares, or any securities convertible or exchangeable directly or indirectly into shares, of Manas.

(g) Capital of Manas. The authorized capital of Manas consists of 100 shares with a par value of 200 Swiss francs per share, of which 100 shares are validly issued and outstanding as fully paid and non-assessable as of the date of this Agreement.

(h) No Broker's Commission or Break Fee. Neither the Seller nor Manas have entered into any agreement that would entitle any person to any valid claim against the Seller or Manas for a broker's commission, finder's fee, break fee or any like payment in respect of the transactions contemplated hereby or its completion or any other matter contemplated by this Agreement.

(i) Licenses. The Licenses have been duly authorized and validly granted, are enforceable, are free and clear of any Liens and are in good standing, and Manas is the legal and beneficial holder of the rights granted under the Licenses. No other property rights are necessary for the conduct of Manas' business, and there are no material restrictions on the ability of Manas to use, transfer or otherwise exploit any such property rights except as required by Applicable Laws.

(j) Corporate Records. The corporate records and minute books of Manas have been maintained substantially in accordance with all Applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy, individually or in the aggregate, would not have a Material Adverse Effect on Manas. All corporate proceedings and actions reflected therein have been conducted or taken in compliance with Applicable Law.

(k) No Bankruptcy Proceedings. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of the Seller or Manas, threatened against the Seller or Manas before any court, administrative, regulatory or similar agency or tribunal.

(l) Books and Records. All transactions of Manas have been properly and accurately recorded in the appropriate Books and Records of Manas and such Books and Records are correct and complete and have been maintained and retained in accordance with Applicable Law and generally accepted accounting principles. All original documentation, data and other supporting information relating to the Books and Records are readily accessible without the expenditure of any unusual effort or resources.

(m) Absence of Undisclosed Liabilities. Except as otherwise disclosed in this Agreement, Manas does not have any liabilities or obligations of any nature or kind (whether accrued, absolute, contingent or otherwise) other than obligations pursuant to agreements, arrangement or commitments currently in force but not yet required to be performed as of the date hereof.

(n) Litigation Involving Manas. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation, audit, assessment, inquiry, request for information, warrant, charge, suit or claim by any Governmental Body, or any similar matter or proceeding (collectively, "**Proceedings**") against or involving Manas in respect of its business, properties or assets (whether in progress or, to the knowledge of the Seller or Manas, threatened) which, if determined adversely to Manas, would have a Material Adverse Effect in respect of Manas, and there is no order, ordinance, writ, judgment, decree, injunction, award or order of any Governmental Body outstanding against Manas

which would have a Material Adverse Effect in respect of Manas. There are no suits, claims, actions or Proceedings pending or, to the knowledge of the Seller or Manas, threatened against Manas, seeking to prevent the transactions contemplated hereby.

(o) Absence of Changes. Since the date of its incorporation:

(i) Manas has conducted its business only in the ordinary and regular course of business consistent with past practice of the Seller;

(ii) Manas has not incurred or suffered a Material Adverse Effect;

(iii) other than the acquisition of the Licenses, there has not been any acquisition or sale by Manas of any material property or assets;

(iv) other than in the ordinary and regular course of business, there has not been any incurrence, assumption or guarantee by Manas of any debt for borrowed money, any creation or assumption by Manas of any Lien, any making by Manas of any loan, advance or capital contribution to or investment in any other Person (other than loans or advances made in the ordinary and regular course of business) or any entering into, amendment of, relinquishment, termination or non-renewal by Manas of any contract, agreement, licence, lease transaction, commitment or other right or obligation;

(v) Manas has not declared or paid any dividends or made any other distribution on any of its shares or participatory interests;

(vi) Manas has not effected or passed any resolution to approve a split, consolidation or reclassification of any of its outstanding shares or participatory interests;

(vii) Manas has not effected any material change in its accounting methods, principles or practices except in accordance with such changes as may have been required in compliance with applicable accounting guidelines; and

(viii) Manas has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock or participatory interest purchase, stock or participatory interest option or other benefit plan or shareholder or participatory interest holder rights plan;

other than events, actions or matters which would not, individually or in the aggregate, have a Material Adverse Effect in respect of Manas.

(p) Tax Matters. Manas has filed or caused to be filed, in a timely manner all Tax Returns required to be filed by it (all of which Tax Returns were correct and complete in all material respects) and has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable, except, in either case where such failure to file or to pay, collect, withhold or remit would not have a Material Adverse Effect in respect of Manas. Adequate accruals have been provided in accordance with generally accepted accounting principles for any Taxes which have not been paid, whether or not shown as being due on any Tax Returns. Since the date of its incorporation, no material liability for Taxeshas been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of

business. To the knowledge of the Seller and Manas, there are no material proposed (but unassessed) additional Taxes and none have been asserted by any taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above. No waiver of any statute of limitations has been given or requested with respect to Manas. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable.

(q) Environmental. Manas has not received notice from any Governmental Body that it is in breach of any Environmental Laws or that any of its properties or assets are in violation of any Environmental Laws other than breaches which individually and in the aggregate would not have a Material Adverse Effect in respect of Manas, and none of the Licenses are in breach of any Environmental Laws.

(r) Compliance with Applicable Laws. Manas has complied with, and is not in violation of, any Applicable Laws other than such non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect in respect of Manas.

(s) Certain Contracts. Other than agreements or obligations that have been entered into in the ordinary course of business and are typical in the oil and gas industry but which neither individually nor in the aggregate could have a Material Adverse Effect in respect of Manas, Manas is not a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of its business is conducted, (ii) limit any business practice of Manas in any material respect, or (iii) restrict any acquisition or disposition of any property by Manas in any material respect.

(t) Material Contracts. Manas has not received notification from any party claiming that Manas is in breach or default under any material contract. Manas has not given notification to any party claiming that such other party is in breach or default under any material contract.

(u) Unlawful Payment. Manas has not nor, to the Seller's or Manas' knowledge, no employee or agent of Manas, has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, or failed to disclose fully any contribution, in violation of any law, or made any payment to any foreign, Canadian, governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws.

(v) Possession of Licenses and Permits. Manas possesses such permits, certificates, licenses, approvals, consents and other authorizations (collectively "Governmental Licenses") issued by the appropriate federal, provincial, state, local or foreign regulatory agencies or bodies necessary to own, lease, or maintain its property interests and to conduct the business now operated, except where the failure to possess such permits, certificates, licenses, approvals, consents or authorizations would not reasonably be expected to have a Material Adverse Effect. Manas is in compliance, in all material respects, with the terms and conditions of all such Governmental Licenses, all of the Governmental Licenses are valid and in full force and effect, and Manas has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

3.2 Representations and Warranties of WWI

Subject to the disclosure in the WWI Disclosure Letter and the WWI Public Disclosure, WWI hereby represents and warrants to the Seller as follows and acknowledges that the Seller is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a) Organization. WWI is a corporation duly incorporated and validly subsisting under the Applicable Laws of its jurisdiction of incorporation and has the requisite corporate power and authority, and holds all material licenses and permits required for it, to own or lease its property and assets and to carry on its business as currently conducted by it. WWI is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect in respect of WWI.

(b) Capitalization. The authorized capital of WWI consists of an unlimited number of Common Shares. As of the date hereof, there are 120,231,466 WWI Shares issued and outstanding, the Existing WWI Options and the Existing WWI Warrants. Except for such Existing WWI Options, the Existing WWI Warrants and any securities which may be issued pursuant to the Equity Financing, there are no agreements, options, rights, warrants, rights of conversion or other rights pursuant to which WWI is or may become obligated to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any shares of WWI. All of the outstanding WWI Shares are validly issued, fully paid and non-assessable and have been issued in compliance with all Applicable Laws.

(c) No Violation or Rights of Termination or Acceleration. The execution and delivery of this Agreement by WWI does not, and the consummation of the transactions contemplated hereby and the performance of this Agreement by WWI will not:

(i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the articles or notice of articles of WWI;

(ii) constitute a default or violation by WWI under any Applicable Laws to which WWI is subject or by which it is bound; or

(iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or create, give rise to or change any rights or obligations of any Person under, or result in the creation of a Lien on any property or asset of WWI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which WWI is a party or by which WWI or any of its property or assets is bound;

except, with respect to clauses (ii) and (iii), for any such events or occurrences that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of WWI or materially impair the ability of WWI to perform its obligations hereunder or to complete the transactions contemplated hereby.

(d) Consents and Approvals. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Body is required to be obtained or made by or with respect to WWI in connection with the execution, delivery and performance of this Agreement or the completion of the transactions contemplated hereby, other than:

(i) filings with the TSXV and under Applicable Laws; and

(ii) those which, if not obtained, could not individually or in the aggregate be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect in respect of WWI, or materially impair the ability of WWI to perform its obligations hereunder or to complete the transactions contemplated hereby.

(e) Capacity. WWI has the requisite corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to complete the transactions contemplated hereby. The execution, delivery and performance of this Agreement by WWI and the completion of the transactions contemplated hereby by it have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize the execution, delivery and, except for Shareholder Approval, the performance of this Agreement or the completion of the transactions contemplated hereby.

(f) Binding Agreement. This Agreement has been duly executed and delivered by WWI and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Applicable Laws affecting creditors' rights generally and to general principles of equity.

(g) No Broker's Commission or Break Fee. WWI has not entered into any agreement that would entitle any Person to any valid claim against WWI for a broker's commission, finder's fee, break fee or any like payment in respect of the transactions contemplated hereby or its completion or any other matter contemplated by this Agreement other than an aggregate of 8,000,000 WWI Shares issuable on Closing, or thereafter as may be permitted by the TSXV, of which 4,000,000 WWI Shares are issuable to Endeavour Financial Ltd and 4,000,000 WWI Shares are issuable to Overseas Financial Group., a fee of 4% of the gross proceeds of the Equity Financing payable to Peninsula Merchants Syndications Corp. and a fee of 1% of the gross proceeds of the Equity Financing payable to Endeavour Financial Ltd. on closing of the Equity Financing.

(h) Financial Statements. The Financial Statements of WWI, each as filed with Canadian securities regulatory authorities, have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis and present fairly in all material respects, on a consolidated basis, the financial position and the results of operations and the changes in shareholders' equity and cash flow of WWI and its subsidiaries for the periods then ended and as at the dates thereof. In the case of unaudited Financial Statements, this representation is subject to normal, recurring year-end adjustments that would be made in the course of an audit and would not be material. WWI does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in the Financial Statements of WWI.

(i) No Reportable Event. There has been no "reportable event" (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations of the Canadian

securities regulatory authorities, as amended) with the present or any former auditors of WWI.

(j) No Cease Trade. WWI is not subject to any cease trade, trading suspension or other order of any applicable stock exchange or securities regulatory authority and is not included on a list of defaulting reporting issuers maintained by any securities regulatory authority and, to the knowledge of WWI, no investigation or other proceeding involving WWI which may operate to prevent, restrict or suspend trading of any securities of WWI is currently in progress, pending or threatened before any applicable stock exchange or securities regulatory authority.

(k) No Bankruptcy Proceedings. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of WWI, threatened against WWI before any court, administrative, regulatory or similar agency or tribunal.

(l) Litigation. There are no Proceedings against or involving WWI in respect of its business, properties or assets (whether in progress or, to the knowledge of WWI, threatened) which, if determined adversely to WWI, would have a Material Adverse Effect on WWI, and there is no order, ordinance, writ, judgment, decree, injunction, award or order of any Governmental Body outstanding against WWI which would have a Material Adverse Effect in respect WWI. There are no suits, claims, actions or Proceedings pending or, to the knowledge of WWI, threatened against WWI seeking to prevent the transactions contemplated hereby.

(m) Directors & Officers. To the knowledge of WWI, there are no Proceedings against or involving the directors or officers of WWI (whether in progress or, threatened), which, if determined adversely, would have a Material Adverse Effect on WWI, and to the knowledge of WWI there is no order, ordinance, writ, judgment, decree, injunction, award or order of any Governmental Body outstanding against the directors or officers of WWI which would have a Material Adverse Effect on WWI. To the knowledge of WWI, there are no suits, claims, actions or Proceedings pending or threatened against the directors or officers of WWI seeking to prevent the transactions contemplated hereby.

(n) Public Disclosure. WWI is current in the filing of the WWI Public Disclosure, there are no filings that have been made on a confidential basis which remain confidential and all of such filings comply with the requirements of all Applicable Laws except where such non-compliance has not and would not reasonably be expected to have a Material Adverse Effect in respect of WWI. Taken as a whole, the WWI Public Disclosure does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make any statement contained therein not misleading in light of the circumstances in which it is made.

(o) Reporting Status. WWI is a "reporting issuer" or the equivalent, and is not in default of requirements under Applicable Laws. The WWI Shares are listed for trading on the TSXV. WWI is not in default of any provision of its listing agreement with the TSXV.

(p) Absence of Changes. Since September 30, 2009, except as publicly disclosed by WWI prior to the date hereof:

(i) WWI has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii) WWI has not incurred or suffered a Material Adverse Effect;

(iii) there has not been any acquisition or sale by WWI of any material property or assets;

(iv) there has not been any incurrence, assumption or guarantee by WWI of any debt for borrowed money, any creation or assumption by WWI of any Lien, any making by WWI of any loan, advance or capital contribution to or investment in any other Person (other than loans or advances made in the ordinary and regular course of business) or any entering into, amendment of, relinquishment, termination or non-renewal by WWI of any contract, agreement, licence, lease transaction, commitment or other right or obligation;

(v) WWI has not declared or paid any dividends or made any other distribution on any of the WWI Shares;

(vi) WWI has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding WWI Shares;

(vii) WWI has not effected any material change in its accounting methods, principles or practices except in accordance with such changes as may have been required in compliance with the Handbook of the Canadian Institute of Chartered Accountants; and

(viii) WWI has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan;

other than events, actions or matters which would not, individually or in the aggregate, have a Material Adverse Effect in respect of WWI.

(q) Tax Matters. WWI has filed or caused to be filed, in a timely manner, all Tax Returns required to be filed by it (all of which Tax Returns were correct and complete in all material respects) and has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable, except, in either case where such failure to file or to pay, collect, withhold or remit would not have a Material Adverse Effect in respect of WWI. WWI has provided adequate accruals in accordance with Canadian generally accepted accounting principles in the Financial Statements of WWI for any Taxes for the period covered by such Financial Statements which have not been paid, whether or not shown as being due on any Tax Returns. Since September 30, 2009, no material liability for Taxes not reflected in the Financial Statements of WWI or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. To the knowledge of WWI, there are no material proposed (but unassessed) additional Taxes and none have been asserted by the Canada Revenue Agency or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above. No waiver of any statute of limitations has been given or requested with respect to WWI. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable.

(r) Compliance with Applicable Laws. WWI is not in violation of any Applicable Laws other than such non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect in respect of WWI.

(s) Certain Contracts. Other than agreements or obligations that have been entered into in the ordinary course of business but which neither individually nor in the aggregate could have a Material Adverse Effect in respect of WWI, WWI is not a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of WWI is conducted, (ii) limit any business practice of WWI in any material respect, or (iii) restrict any acquisition or disposition of any property by WWI in any material respect.

3.3 Investigation

Any investigation by either party to this Agreement or its advisors shall not mitigate, diminish or affect the representations and warranties of the other party. Notwithstanding the foregoing, the parties hereby confirm that, as at the date hereof, they have not determined any representation and warranty to be untrue or incorrect.

3.4 Survival

The covenants, representations and warranties of the parties contained in this Agreement shall be true and correct and notwithstanding the completion of the Transaction on the Closing Date or inquiry or investigation on the part of any party hereto, such covenants, representations and warranties shall not merge in, be superseded or prejudiced by and shall survive the Closing Time and continue in full force and effect for the benefit of the respective party provided, however, that:

(a) all covenants, representations and warranties of the parties, except those relating to Taxes, shall terminate at the expiration of two (2) years following the Closing Date; and

(b) all covenants, representations and warranties in respect of Taxes and in respect of which any taxation authority of competent jurisdiction, administering any Tax legislation pursuant to which any relevant person is subject, has the right to assess, reassess or make additional assessments pursuant to the Tax legislation of such jurisdiction, shall survive until the day following the day that all rights of assessment or reassessment referred to in this sentence cease (such time being referred to herein as the "**Tax Warranty Expiry Time**"). If no claim has been made by a party hereto with respect to any incorrectness or misrepresentation in any such representation or warranty within 30 days of the expiry of the Tax Warranty Expiry Time, the other party shall have no further liability hereunder with respect to such representation or warranty.

ARTICLE 4
CONDUCT OF BUSINESS

4.1 Conduct of Business by WWI

Except as required by Applicable Laws or as otherwise expressly permitted or specifically contemplated by this Agreement, WWI covenants and agrees that, during the Interim Period, unless the Seller shall otherwise agree in writing:

(a) WWI shall conduct business in, and not take any action except in, the usual and ordinary course of business and consistent with past practice, and WWI shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(b) WWI shall not directly or indirectly:

(i) amend the WWI Governing Documents;

(ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the WWI Shares owned by any Person;

(iii) redeem, purchase or otherwise acquire any of its outstanding WWI Shares or other securities including, without limitation, under an issuer bid;

(iv) split, combine or reclassify any of its shares;

(v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, amalgamation, consolidation or reorganization of WWI or any of its subsidiaries;

(vi) reduce its stated capital; or

(vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above.

4.2 Conduct of Business by Manas

Except as required by Applicable Law or as otherwise expressly permitted or specifically contemplated by this Agreement, the Seller covenants and agrees that, during the Interim Period, unless WWI shall otherwise agree in writing:

(a) The Seller shall cause Manas to conduct business in, and not take any action except in, the usual and ordinary course of business and consistent with past practice, and the Seller shall cause Manas to use all commercially reasonable efforts to maintain and preserve their business organization, assets, employees and advantageous business relationships;

(b) The Seller shall not directly or indirectly cause or permit Manas to:

(i) amend the Manas Governing Documents;

(ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of any of its shares;

(iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any of its shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any of its shares;

(iv) redeem, purchase or otherwise acquire any of its shares or other securities including, without limitation, under an issuer bid;

(v) split, combine or reclassify any of its shares;

(vi) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, amalgamation, consolidation or reorganization;

(vii) reduce its stated capital; or

(viii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

(c) The Seller shall procure that Manas shall not, other than in the ordinary course of business and consistent with past practice, or as required or contemplated by this Agreement, without prior consultation with and the consent of WWI, directly or indirectly do any of the following:

(i) sell, pledge, dispose of or encumber any assets;

(ii) acquire (by merger, amalgamation, consolidation or acquisition of shares, participatory interests or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of shares, participatory interests or securities, contributions of capital or property transfer;

(iii) acquire any material assets;

(iv) incur any indebtedness for borrowed money other than pursuant to existing facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than fees payable to legal, accounting, engineering and financial advisors in the ordinary course or in connection with the matters and transactions contemplated by this Agreement;

(v) authorize, recommend or propose any release or relinquishment of any material contractual right;

(vi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document;

(vii) enter into or terminate any hedges, swaps or other similar financial instruments or transactions;

(viii) enter into any agreements with directors or officers of Manas except as provided for in this Agreement; or

(ix) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d) from the date hereof, the Seller shall procure that Manas shall not, without prior consultation with and the consent of WWI (acting reasonably) enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (i) ordinary course expenditures, (ii) expenditures required by Applicable Laws, (iii)

expenditures made in connection with transactions contemplated in this Agreement, and (iv) capital expenditures required to prevent the occurrence of a Material Adverse Effect; or

(e) waive, release, grant or transfer any material rights of value or modify or change in any material respect the terms and conditions of the Licenses or any other existing material license, lease, contract, production sharing agreement, government land concession or other material document.

4.3 Access and Consultation During the Interim Period

(a) During the Interim Period, provided the Seller has been provided with reasonable written notice, the Seller shall cause Manas to permit WWI, through their respective agents and representatives, upon reasonable notice and during normal business hours, to have full access to Manas and its assets, including copies of the Licenses and all information related thereto and the Books and Records of Manas for the purposes of (i) studying and making plans for future activities and expenditures relating to Manas, and (ii) ensuring a speedy and efficient post-Closing Date integration of Manas. WWI shall endeavour to ensure that all such access, investigations and inspections will be conducted in a commercially reasonable manner.

(b) During the Interim Period: (i) the Seller will cause WWI to be kept informed of the material ongoing activities of Manas and material business decisions proposed to be taken by management of each of Manas, and shall permit representatives of WWI to attend significant internal business meetings or planning sessions and to participate in any discussions at such meetings or sessions, provided that in the event of any material disagreement between management of Manas and the WWI representatives the matter in dispute will be referred to the Seller which shall make the final decision; and (ii) WWI will be permitted to participate in dealings between Manas and local regulators and other stakeholders.

4.4 Working Capital of Manas

The Seller and Manas covenant that on the Closing Date, the working capital deficiency of Manas, will not be greater than U.S.$8,500,000.

4.5 Stock Options

At Closing, the New Board will grant options under the WWI Stock Option Plan entitling members of the New Board, New Management, employees, consultants and charities to purchase WWI Shares at a price of $0.30 per share for a period of ten years from the Closing Date.

ARTICLE 5
COVENANTS

5.1 Covenants of WWI

(a) WWI shall use all reasonable commercial efforts to comply promptly with all requirements which Applicable Laws may impose on WWI with respect to matters contemplated by this Agreement and the Transaction;

(b) WWI shall promptly advise the Seller by telephone and in writing if any senior officer of WWI becomes aware of:

(i) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of WWI contained in this Agreement, if made on or as at the date of such event or the Closing Date, untrue or inaccurate;

(ii) any Material Adverse Effect; or

(iii) any breach by WWI of any covenant contained in this Agreement.

(c) During the Interim Period, WWI shall perform all obligations required or desirable to be performed by WWI under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to complete the Transaction as soon as reasonably practicable and, without limiting the generality of the foregoing, WWI shall:

(i) use all reasonable commercial efforts to comply promptly with all requirements which Applicable Laws may impose on WWI with respect to the matters contemplated by this Agreement and the Transaction;

(ii) defend all lawsuits or other legal, regulatory or other proceedings to which WWI is a party challenging or affecting any matter contemplated by this Agreement or the completion of the Transaction;

(iii) use all reasonable commercial efforts to have lifted or rescinded any injunction or restraining order or other order relating to WWI which may adversely affect the ability of the parties to complete the Transaction; and

(iv) not take any action to cause any of its representations or warranties set forth in Article 3 to be untrue in any material respect such that the condition set forth in section 6.2(a) would not be satisfied.

(d) WWI shall use its commercially reasonable efforts to complete the Equity Financing at, before or immediately following the Closing Time.

5.2 Covenants of Seller

(a) The Seller shall, and shall cause Manas to, use all reasonable commercial efforts to comply promptly with all requirements which Applicable Laws may impose on the Seller or Manas with respect to matters contemplated by this Agreement and the Transaction;

(b) The Seller shall promptly advise WWI by telephone and in writing if the Seller, or any senior officer of the Seller becomes aware of:

(i) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Seller or Manas contained in this Agreement, if made on or as at the date of such event or the Closing Date, untrue or inaccurate;

(ii) any Material Adverse Effect; or

(iii) any breach by the Seller or Manas of any covenant contained in this Agreement.

(c) During the Interim Period, the Seller shall and shall cause Manas to perform all obligations required or desirable to be performed by it under this Agreement and to do all such other acts and things as may be necessary or desirable in order to complete the Transaction, as soon as reasonably practicable and, without limiting the generality of the foregoing, the Seller shall and where appropriate shall cause Manas to:

(i) use all reasonable commercial efforts to comply promptly with all requirements which Applicable Laws may impose on the Seller and Manas with respect to the matters contemplated by his Agreement and the Transaction;

(ii) apply for and use all reasonable commercial efforts to obtain all Governmental Approvals relating to the Seller and Manas;

(iii) defend all lawsuits or other legal, regulatory or other proceedings to which the Seller or Manas is a party challenging or affecting any matter contemplated by this Agreement or the completion of the Transaction;

(iv) use all reasonable commercial efforts to have lifted or rescinded any injunction or restraining order or other order relating to the Seller or Manas which may adversely affect the ability of the parties to complete the Transaction; and

(v) not take any action to cause any of its representations or warranties set forth in Article 3 to be untrue in any material respect such that the condition set forth in section 6.3(a) would not be satisfied.

(d) Manas shall keep WWI informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which could not reasonably be expected to be material to the Seller or Manas), criminal or regulatory investigation or action involving Manas, so that WWI will have the opportunity to take appropriate steps to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with Tax authorities and coordinating and providing assistance in meeting with regulators).

5.3 Closing Matters

(a) At the Closing Time, the Seller shall deliver or cause to be delivered to WWI the following:

(i) a Share Transfer Opinion;

(ii) a Closing Opinion in respect of Manas;

(iii) certificates representing the Manas Shares duly registered in the name of WWI;

(iv) a title opinion relating to the ownership and status of the Licenses, in form and substance satisfactory to WWI;

(v) the share register of Manas showing WWI as the registered owner of the Manas Shares;

(vi) the Certificate of the Seller and Manas as required by section 6.3(d); and

(vii) all minute books, corporate records, financial and tax records of Manas.

(b) At the Closing Time, WWI shall deliver to the Seller the following:

(i) a Closing Opinion;

(ii) the Certificate of WWI as required by section 6.2(c);

(iii) the properly executed Voting Trust Agreement; and

(iv) a certificate representing the 100,000,000 WWI Shares issuable to the Seller pursuant to the provisions of section 2.2(a)(ii) of this Agreement registered in the name of the Seller or its nominee.

(c) The parties shall execute and deliver such other Transaction Documents (duly notarized where necessary) as may reasonably be required by any party so as to complete the registration, recordation and publication, as required, of the sale of Manas by the Seller to WWI as contemplated herein and the parties shall cooperate with and render such reasonable assistance to each other as may be necessary or desirable to effect, facilitate or expedite such recordings and notice.

(d) All of the foregoing documentation to be delivered at closing pursuant to this section 5.3 shall be in form, scope and substance satisfactory to the recipient(s), acting in a commercially readable manner.

ARTICLE 6
CONDITIONS

6.1 Mutual Conditions Precedent

The obligations of the Seller, Manas and WWI hereunder, including the obligation to complete, or cause to be completed, the Transaction, are subject to the satisfaction, on or before the Closing Time, of the following conditions precedent, each of which may only be waived by the mutual consent of the Seller, Manas and WWI, and any one or more of which, if not satisfied or waived by either party, will permit that party to terminate this Agreement in accordance with Article 7:

(a) WWI shall have completed the Equity Financing;

(b) WWI shall have obtained Shareholder Approval;

(c) WWI shall have obtained the binding commitment of sufficient WWI Shareholders to execute and deliver the Voting Trust Agreement;

(d) a new Board of Directors (the "New Board") for WWI shall have been established consisting of three nominees of WWI and three nominees of the Seller;

(e) the TSXV shall have conditionally accepted this Agreement and the transactions contemplated hereby for filing;

(f) there shall not be in force any injunction, order or decree issued by a Governmental Body of competent jurisdiction restraining or enjoining the completion of the Transaction; and

(g) this Agreement shall not have been terminated pursuant to Article 7.

6.2 Additional Conditions Precedent to the Obligations of the Seller & Manas

The obligations of the Seller and Manas hereunder, including the obligation to complete, or cause to be completed, the Transaction, are also subject to the satisfaction, on or before the Closing Time, of the following conditions precedent each of which is for the Seller's and Manas's exclusive benefit and may only be waived by the Seller and Manas, and any one or more of which, if not satisfied or waived, will permit the Seller and Manas to terminate this Agreement in accordance with Article 7:

(a) each of the representations and warranties of WWI contained in section 3.2 shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shali be true and correct as of such date));

(b) all covenants of WWI contained in this Agreement to be performed on or before the Closing Date shall have been duly performed by WWI in all material respects, except to the extent such failure to so comply would not materially impair WWI's ability to complete the Transaction;

(c) the Seller shall have received a certificate of WWI addressed to the Seller and dated the Closing Date, signed on behalf of WWI by two senior executive officers of WWI without personal liability, confirming, to the best of their knowledge, information and belief, after due inquiry, the matters in sections 6.2(a) and (b) as of the Closing Date; and

(d) there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Body or any other Person:

(i) that would reasonably be expected to restrain or prohibit the consummation of the Transaction; or

(ii) which arises after the date of this Agreement and is reasonably likely to have a Material Adverse Effect on WWI.

6.3 Additional Conditions Precedent to the Obligations of WWI

The obligations of WWI hereunder, including the obligation to complete or cause to be completed, the Transaction, are also subject to the satisfaction, on or before the Closing Time, of the following conditions precedent, each of which is for the exclusive benefit of WWI and may only be waived by WWI, and any one or more of which, if not satisfied or waived, will permit WWI to terminate this Agreement in accordance with Article 7:

(a) each of the representations and warranties of the Seller and Manas contained in section 3.1 shall be true and correct in all material respects as of the Closing Date as though

made on and as of the such date (except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date));

(b) all covenants of the Seller and Manas contained in this Agreement to be performed on or before the Closing Date shall have been duly performed by the Seller and Manas in all material respects, except to the extent such failure to so comply would not materially impair the Seller's and Manas's ability to complete the Transaction;

(c) the Seller will have provided new management ("New Management") for WWI acceptable to WWI, acting reasonably;

(d) WWI shall have received a certificate of the Seller addressed to WWI and dated the Closing Date, signed on behalf of the Seller by two senior executive officers of the Seller without personal liability, confirming, to the best of their knowledge, information and belief, after due inquiry, the matters in sections 6.3(a) and (b) as of the Closing Date; and

(e) there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Body or any other Person:

  (i) that would reasonably be expected to restrain or prohibit the consummation of the Transaction; or

  (ii) which arises after the date of this Agreement and is reasonably likely to have a Material Adverse Effect on Manas.

6.4 Notice and Cure Provisions

Each of the Seller and WWI will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Closing Time, of any event or state of which it is aware, which occurrence or failure would, or would be likely to:

(a) cause any of its representations or warranties contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Closing Date; or

(b) result in its failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied hereunder prior to the Closing Date.

Neither the Seller, Manas nor WWI may elect not to complete the Transaction by reason of failure to satisfy the conditions precedent for the benefit of such party contained in sections 6.2(a), 6.2(b), 6.3(a), or 6.3(b), or exercise any termination right in section 7.1(d) and 7.1(e) arising therefrom unless, prior to the Closing Date the Seller has or WWI has, as the case may be, delivered a written notice to the other specifying in reasonable detail all such breaches of representations and warranties, covenants or agreements which the Seller is, or WWI is, as the case may be, asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Seller is, or WWI is, as the case may be, proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other party may not terminate this Agreement until the earlier of the expiration of a period of 30 days from such notice and three Business Days prior to the Outside Date.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1 Termination

This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Time:

(a) by mutual written consent of the Seller, Manas and WWI duly authorized by the respective boards of directors of the Seller, Manas and WWI;

(b) by either the Seller, Manas or WWI if the Closing Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Time to occur on or before such date;

(c) by either the Seller, Manas or WWI if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any law which has become final and non-appealable and has the effect of making the Transaction illegal or otherwise preventing or prohibiting consummation of the Transaction;

(d) by the Seller or Manas, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of WWI set forth in this Agreement, which breach or failure to perform by WWI would cause the conditions set forth in section 6.2(a) or 6.2(b) not to be satisfied; or

(e) by WWI, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Seller or Manas set forth in this Agreement, which breach or failure to perform would cause the conditions set forth in section 6.3(a) or 6.3(b) not to be satisfied.

7.2 Effect of Termination

In the event of the termination of this Agreement pursuant to section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision pursuant to which such termination is made, this Agreement shall be of no further force or effect, and there shall be no liability under this Agreement on the part of any party hereto after such termination (except that sections 7.2 and 7.3 and Article 8 and all related definitions set forth in Article 1 shall survive any such termination).

7.3 Expenses

Unless otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Transaction is consummated.

7.4 Amendment

This Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Closing Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties .

7.5 Waiver

At any time prior to the Closing Time, any party hereto may:

(a) extend the time for the performance of any obligation or other act of any other party hereto;

(b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE 8
GENERAL

8.1 Notices

All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given in writing and shall be deemed to be validly given if delivered personally or by fax, in each case addressed:

(a) If to WWI, at:

WWI RESOURCES LTD.
Suite 3123, Three Bentall Centre
595 Burrard Street
Vancouver, British Columbia
V7X 1J1

Attention: Gordon Keep
Facsimile: 604-685-4558

with a copy to (which shall not constitute notice):

Anfield Sujir Kennedy & Durno
1600 Stock Exchange Tower
609 Granville Street
Pacific Centre
Vancouver, British Columbia
V7Y 1C3

Attention: Michael Kennedy
Facsimile: (604) 669-3877

(b) If to Seller or Manas, at:

Manas Petroleum Corporation
Bahnhofstrasse 9, 6341 Baar,
Switzerland

Attention: Erik Herlyn
Facsimile: +41 (0) 44-718-10-39

with a copy to (which shall not constitute notice):

Velletta & Company
4th Floor, 931 Fort Street
Victoria, BC
V8V 3K3

Attention: Michael J. Velletta
Facsimile: (250) 383-1922

or at such other address at which any party may, from time to time, advise the other by notice in writing given in accordance with this section 9.1. The date of receipt of any notice given pursuant to this section 9.1 shall be deemed to be the date of delivery or faxing thereof.

8.2 Assignment

No party hereto may assign any of its rights or obligations under this Agreement or the Transaction. Any purported assignment without such consent shall be void.

8.3 Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns.

8.4 No Other Warranties

The parties do not rely on and have not been induced to enter into this Agreement on the basis of any representations, warranties, covenants, undertakings, indemnities or other statements whatsoever other than the representations and warranties contained in this Agreement.

8.5 Separate Warranties

Each of the representations and warranties contained in this Agreement shall be construed as a separate and independent representation and warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other representation or warranty or any other term of this Agreement.

8.6 Entire Agreement

This Agreement sets out the entire agreement between the parties in relation to the subject matter hereof and thereof and supersedes any previous written or oral agreements, understandings, undertakings, representations, warranties and arrangements of any nature between the parties in relation to the matters

set forth in this Agreement. Without prejudice to the generality of the foregoing, each party acknowledges and agrees that, except as expressly set forth in this Agreement, no representation, warranty or other assurance has been given by the other party in respect of any projection, forecast or other forward-looking information.

8.7 Remedies and Waivers

(a) No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to herein shall affect that right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any further exercise of such right, power or remedy or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies (express or implied) provided by common law, statute, custom or otherwise.

(b) Subject to section 7.2, the parties agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 No Personal Liability

(a) No director or officer of the Seller or Manas shall have any personal liability whatsoever to WWI under this Agreement or any other document delivered in connection with the Transaction or any other transaction contemplated by this Agreement on behalf of the Seller or Manas.

(b) No director or officer of WWI shall have any personal liability whatsoever to the Seller or Manas under this Agreement or any other document delivered in connection with the Transaction or any other transaction contemplated by this Agreement on behalf of WWI.

8.9 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.10 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the parties hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matter arising under this Agreement.

8.11 Invalidity of Provisions

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.12 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

WWI RESOURCES LTD.

By: /S/ Gordon Keep
Name: GORDON KEEP
Title: CFO / DIRECTOR

DWM PETROLEUM CORPORATION

By: /S/ Peter Mark Vogel
Name: Peter Mark Vogel
Title: Director

MANAS ADRIATIC GMBH

By: /s/ Heinz Scholz
Name: Heinz Scholz
Title: Director

SCHEDULE A

DESCRIPTION OF THE LICENSES

ALBANIA ONSHORE BLOCK A-B BOUNDARIES

1	**41^{0}** **19^{0}**	**40'** **34'**	**00''N** **30''E**	
2	**42^{0}**	**05'**	**00''N**	Intersection of Latitude with internationally recognized boundary between Albania and Montenegro
3	**42^{0}** **19^{0}**	**05'** **45'**	**00''N** **00''E**	
4	**41^{0}** **19^{0}**	**40'** **45'**	**00''N** **00''E**	
5	**41^{0}** **19^{0}**	**20'** **45'**	**00''N** **00''E**	
6	**41^{0}**	**40'**	**00''N**	Intersection of Latitude with the coast line.

Ps: From point 1 to point 2, block boundary correspond to the coast line.
From point 6 to point 7, block boundary correspond to the coast line.
Coast line defined at average high tide.

MAP OF BLOCKS A-B


2
3
Shkodra
A
B
1
4
Peshkopia
Tirana
Durrësi
6
5
Elbasani
Lushnja

ALBANIA ONSHORE BLOCK D-E BOUNDARIES

1	41°	20'	00" N
	19°	45'	00" E
2	41°	40'	00" N
	19°	45'	00" E
3	41°	40'	00" N
	20°	00'	00" E
4	41°	20'	00" N
	20°	00'	00" E
5	41°	05'	00" N
	20°	00'	00"E
6	41°	05'	00"N
	19°	48'	00"E
7	41°	00'	00"N
	19°	48'	00"E
8	41°	00'	00"N
	19°	45'	00"E

MAP OF BLOCKS D-E


Shkodra
Peshkopia
Durrësi
Elbasani
Lushnja
D
E
1
2
3
4
5
6
7
8

ALBANIA ONSHORE BLOCK 2 – 3 BOUNDARIES

1	41^0	00'	00" N
	19^0	37'	00" E
2	41^0	00'	00" N
	19^0	45'	00" E
3	40^0	50'	00" N
	19^0	45'	00" E
4	40^0	50'	00" N
	20^0	02'	00" E
5	41^0	00'	00" N
	20^0	02'	00"E
6	41^0	00'	00"N
	20^0	15'	00"E
7	40^0	20'	00"N
	20^0	15'	00"E
8	40^0	20'	00"N
	19^0	45'	00"E
9	40^0	21'	00"N
	19^0	43'	00"E
10	40^0	25'	00"N
	19^0	43'	00"E
11	40^0	25'	00"N
	19^0	37'	00"E

EXCLUSION ZONES (Existing Oil Fields):

A. Gorisht – Kocul (down to 1450m)

1	40° 30' 00.442" N	19° 39' 48.406" E
2	40° 30' 02.039" N	19° 42' 08.515" E
3	40° 27' 19.985" N	19° 42' 11.635" E
4	40° 27' 18.391" N	19° 39' 51.619" E

B. Amonica (down to 2680m)

1	40° 25' 56.741" N	19° 39' 55.356" E
2	40° 25' 57.512" N	19° 41' 02.668" E
3	40° 24' 53.778" N	19° 41' 42.633" E
4	40° 23' 16.545" N	19° 41' 44.511" E
5	40° 23' 15.823" N	19° 40' 40.931" E
6	40° 24' 12.256" N	19° 39' 46.820" E

C. Ballsh – Hekal (down to 1860m)

1	40° 35' 59.029" N	19° 42' 44.148" E
2	40° 35' 28.764" N	19° 46' 01.404" E
3	40° 32' 56.403" N	19° 46' 01.437" E
4	40° 30' 15.697" N	19° 44' 24.154" E
5	40° 30' 15.138" N	19° 43' 33.201" E
6	40° 32' 12.627" N	19° 43' 30.976" E

D. Cakran – Mollaj (down to 3900m)

1	40° 38' 50.002" N	19° 37' 00.001" E
2	40° 38' 18.831" N	19° 38' 36.775" E
3	40° 36' 02.648" N	19° 43' 18.102" E
4	40° 32' 45.318" N	19° 43' 55.853" E
5	40° 32' 33.081" N	19° 42' 35.346" E
6	40° 36' 00.092" N	19° 39' 32.743" E
7	40° 37' 41.992" N	19° 37' 00.001" E

E. Visoka (down to 200m)

1	40° 44' 33.735" N	19° 37' 01.794" E
2	40° 44' 35.582" N	19° 39' 38.387" E
3	40° 43' 03.647" N	19° 40' 17.509" E
4	40° 38' 35.770" N	19° 44' 27.529" E
5	40° 36' 42.334" N	19° 44' 29.659" E
6	40° 36' 40.685" N	19° 42' 00.811" E
7	40° 41' 11.132" N	19° 37' 01.726" E

EXCLUSION ZONES (Existing Oil Fields) cont'd.:

F. Kallm – Verria (down to 3300m)

1	40⁰ 48' 20.631" N	19⁰ 37' 00.499" E
2	40⁰ 48' 23.107" N	19⁰ 40' 31.407" E
3	40⁰ 46' 45.844" N	19⁰ 40' 30.142" E
4	40⁰ 45' 17.527" N	19⁰ 39' 21.559" E
5	40⁰ 44' 35.582" N	19⁰ 39' 38.387" E
6	40⁰ 44' 33.735" N	19⁰ 37' 01.794" E

G. Kolonja (down to 3850m)

1	40⁰ 50' 46.502" N	19⁰ 37' 00.445" E
2	40⁰ 50' 49.006" N	19⁰ 40' 33.839" E
3	40⁰ 48' 23.107" N	19⁰ 40' 31.407" E
4	40⁰ 48' 20.631" N	19⁰ 37' 00.499" E

H. Kucova (down to 1700m)

1	40⁰ 49' 26.026" N	19⁰ 50' 05.170" E
2	40⁰ 51' 13.750" N	19⁰ 51' 20.129" E
3	40⁰ 51' 17.575" N	19⁰ 58' 05.646" E
4	40⁰ 46' 05.902" N	19⁰ 54' 18.097" E
5	40⁰ 46' 04.079" N	19⁰ 51' 10.524" E

I. Patos – Marinza (down to 2500m)

1	40⁰ 50' 00.000" N	19⁰ 35' 20.018" E
2	40⁰ 50' 00.012" N	19⁰ 37' 00.012" E
3	40⁰ 51' 37.323" N	19⁰ 40' 07.259" E
4	40⁰ 51' 37.911" N	19⁰ 40' 58.483" E
5	40⁰ 41' 07.559" N	19⁰ 41' 10.916" E
6	40⁰ 40' 19.667" N	19⁰ 42' 15.720" E
7	40⁰ 38' 47.299" N	19⁰ 42' 17.507" E
8	40⁰ 36' 53.410" N	19⁰ 37' 00.919" E
9	40⁰ 37' 41.992" N	19⁰ 37' 00.001" E
10	40⁰ 37' 42.014" N	19⁰ 35' 20.015" E

J. Treblove – Selenice (down to 500m)

1	40⁰ 33' 45.970" N	19⁰ 37' 49.160" E
2	40⁰ 33' 47.460" N	19⁰ 39' 56.640" E
3	40⁰ 28' 55.770" N	19⁰ 40' 02.430" E
4	40⁰ 28' 54.280" N	19⁰ 37' 55.090" E

MAP OF BLOCKS 2 - 3


1
2
5
6
2
3
4
3
11
10
9
8
7